Filed pursuant to Rule 433
July 26, 2006

Relating to
Pricing Supplement No. 89 dated July 26, 2006 to
Registration Statement No. 333-131266

GLOBAL MEDIUM-TERM NOTES, SERIES F

Reopening of
Senior Floating Rate Notes
Due April 19, 2012

Issuer:	Morgan Stanley
Principal Amount:	$100,000,000 (total outstanding $350,000,000)
Maturity Date:	April 19, 2012
Trade Date:	July 26, 2006
Original Issue Date (Settlement):	July 31, 2006
Interest Accrual Date:	July 19, 2006
Redemption at Maturity:	100%
Issue Price (Price to Public):	100% plus accrued interest
Agent’s Commission:	0.35%
All-in Price:	99.65% plus accrued interest
Net Proceeds to Issuer:	$99,650,000 plus accrued interest
Base Rate:	Federal funds rate
Spread (plus or minus):	Plus 0.38% per annum
Index Maturity:	N/A
Index Currency:	N/A
Interest Payment Period:	Quarterly
Interest Payment Dates:	Each January 19, April 19, July 19 and October 19, beginning October 19, 2006
Initial Interest Rate:	The federal funds rate plus 0.38%; as determined by the Calculation Agent as of July 19, 2006
Initial Interest Reset Date:	July 20, 2006
Interest Reset Dates:	Each business day
Interest Reset Period:	Daily
Interest Determination Dates:	The business day prior to each interest reset date
Day Count Convention:	Actual/360
Specified Currency:	U. S. Dollar
Denominations:	$1,000 and multiples of $1,000 in excess thereof
Business Day:	New York
CUSIP:	61746BCU8
Ratings:	Aa3/A+
Agents:	Morgan Stanley & Co. Incorporated, Loop Capital Markets LLC, Samuel A. Ramirez &
Company, Inc. and The Williams Capital Group, L.P.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-866-718-1649.

Prospectus Dated January 25, 2006
Prospectus Supplement Dated January 25, 2006